Exhibit 99.1

EVERI REPORTS 2020 SECOND QUARTER RESULTS

Company Expects to Generate Positive Free Cash Flow in the 2020 Third Quarter

Las Vegas - August 4, 2020 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of gaming products, financial technology and player loyalty solutions to the gaming industry, today reported financial results for the second quarter ended June 30, 2020, which includes the impact of the COVID-19 pandemic and related casino closures.
Second Quarter 2020 Results
•Revenue was $38.7 million compared to $129.7 million a year ago
•Net loss was $68.5 million, or a loss of $0.80 per diluted share, inclusive of $14.8 million of pre-tax charges associated with asset write-offs and write-downs, severance, facility consolidation and certain business restructuring costs to streamline operations and improve our cost structure; Net income was $5.5 million, or $0.07 per diluted share, in the prior year period

•Adjusted EBITDA, a non-GAAP financial measure, was $3.3 million compared to $64.1 million a year ago, driven by positive contributions from both the Games and FinTech segments

•Cash and cash equivalents increased to $257.4 million at June 30, 2020, from $49.9 million at March 31, 2020; Net Cash Position, a non-GAAP financial measure, rose to $133.2 million at June 30, 2020 from $40.4 million at March 31, 2020, reflecting approximately $118 million of net proceeds from an incremental term loan in April and the benefit of changes in working capital

Michael Rumbolz, Chief Executive Officer of Everi, said, “We achieved better-than-expected results in the second quarter, including a return to positive Adjusted EBITDA more quickly than we anticipated at the beginning of the quarter. This was the result of several factors, including the swift actions we took in March when the pandemic struck to reduce our operating costs and preserve liquidity during the time casinos were shut down; as well as our focus on enhancing operational efficiencies and pursuing higher-value opportunities. In addition, as our customers began to reopen faster than previously expected, we benefited from our prior investments in technology innovations and game development through the strong performance of our FinTech solutions and installed base of recurring-revenue games.

“As we move through the third quarter, our products and services continue to reflect a return to the performance momentum we were achieving before COVID-19. The units in our gaming operations installed base that are active are performing at levels comparable to our experience pre-pandemic. In addition, the cash access portion of our FinTech business is processing same-store transactional volumes at levels that are, on average, only moderately below the prior-year. Reflecting these trends, as well as the benefit from the 636-unit growth in installed premium games since the beginning of 2020, we expect quarterly sequential growth in the second half of 2020, including a return to Free Cash Flow generation in the third quarter, which is earlier than we had previously anticipated.

“Looking forward, the Everi Team continues to focus on helping our customers and prioritizing innovation across our portfolio of products and solutions, from game development to cashless funding solutions,” Rumbolz added. “We are favorably positioned to leverage our industry leadership in cash access funding and self-service player loyalty products to lead the future evolution toward cashless funding and to successfully capitalize on the additional growth opportunities presented by the increased interest from both casino operators and players for cashless and contactless options. These forward-thinking solutions include the immediate availability of our cashless QuikTicket™ gaming voucher and a unique fully cashless mobile solution with the development of our CashClub® Wallet. We believe we have unique high-value FinTech and Games solutions that will help our customers address the new operating environment in their reopened properties, which when combined with our more streamlined operating approach, will help us regain the revenue, earnings and cash flow momentum we consistently demonstrated prior to the pandemic.”

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2020	2019
	(in millions, except per share amounts)
Revenues	$38.7	$129.7

Operating (loss) income (2)	$(52.7)	$24.9

Net (loss) income (1)(2)	$(68.5)	$5.5

Net (loss) earnings per diluted share	$(0.80)	$0.07

Diluted shares outstanding	85.1	79.2

Adjusted EBITDA (1)	$3.3	$64.1

Free Cash Flow (1)	$(26.7)	$7.0

Principal amount of outstanding debt (3)	$1,180.9	$1,147.2

Total Net Debt (3)	$1,130.9	$1,097.2

Cash and cash equivalents	$257.4	$123.8

Net Cash Position (4)	$133.2	$36.7
(1) For a reconciliation of net (loss) income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
(2) Operating loss and net loss for the three months ended June 30, 2020, include $14.8 million of pre-tax charges, including $11.0 million of business reorganization costs, $2.7 million of employee severance costs, $0.6 million non-recurring professional fees, and $0.5 million in other one-time charges.
(3) Total Net Debt is the principal face value of the debt outstanding, inclusive of the senior secured term loan facility, the senior secured revolving credit facility and senior unsecured notes, less cash and cash equivalents or $50 million, whichever is smaller, as provided in the Company’s Credit Facility. For a reconciliation of Total Net Debt to Principal face value of debt outstanding, see the Unaudited Calculation of Total Net Debt Leverage Ratio at the end of this release.

(4) Net Cash Position is the sum of cash and cash equivalents plus settlement receivables less settlement liabilities. For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available at the end of this release.

Second Quarter 2020 Results Overview

The operating results for the three-month period ended June 30, 2020, presented below reflect the impact of casino closures that began in March. The closing of casinos due to the COVID-19 pandemic resulted in revenues declining to essentially zero until the casinos began to slowly reopen in May with the pace steadily ramping through June. The Company responded swiftly to the casino closures by reducing costs in March to significantly lower its cash burn rate. These cost reductions were largely in effect by the beginning of the second quarter.

Revenues for the three-month period ended June 30, 2020 decreased to $38.7 million from $129.7 million in the second quarter of 2019. Games and FinTech segment revenues were $20.8 million and $17.9 million, respectively, for the second quarter of 2020.

Operating loss was $52.7 million for the second quarter of 2020 compared to operating income of $24.9 million in the prior-year period. Net loss was $68.5 million, or a loss of $(0.80) per diluted share, compared with net income of $5.5 million, or $0.07 per diluted share, in the second quarter of 2019. The 2020 second quarter net loss includes $14.8 million of pre-tax charges associated with asset write-offs and write-downs, severance, consolidation and other restructuring costs to streamline operations and improve the Company’s cost structure. Approximately $11.0 million of the charges are related to non-cash items.

Following a full review of the business and evaluation of opportunities, proactive actions were taken to reduce the cost structure and to prioritize high-value opportunities that will drive long-term prosperity and success. The first steps included discontinuing certain developmental efforts no longer seen as appropriate and redirecting resources to higher priority opportunities, evaluating the overall level of organizational staffing, and consolidating corporate office space to reflect a workforce that will increasingly work remotely.

Adjusted EBITDA for the second quarter of 2020 was $3.3 million compared to $64.1 million in the second quarter of 2019. Games and FinTech segment Adjusted EBITDA were $3.0 million and $0.3 million, respectively, for the three months ended June 30, 2020, compared with Adjusted EBITDA of $34.7 million and $29.4 million, respectively, for the three months ended June 30, 2019.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2020	2019
	(in millions, except unit amounts and prices)
Revenues	$20.8	$69.4

Operating (loss) income (1)	$(41.8)	$2.6

Adjusted EBITDA (2)	$3.0	$34.7

Unit sales:
Units sold	381	1,270
Average sales price ("ASP")	$18,044	$17,338

Gaming operations installed base:
Average units installed during period:
Average units installed	14,854	13,624
Approximate daily win per unit (3)	$9.84	$32.26

Units installed at end of period:
Class II	8,971	9,205
Class III	5,967	4,489
Total installed base	14,938	13,694

Installed base — Oklahoma	6,270	6,372
Installed base — non-Oklahoma	8,668	7,322
Total installed base	14,938	13,694

Premium units	5,796	3,413
(1) Operating loss for the three-month period ended June 30, 2020, includes $11.3 million of pre-tax charges, including $9.2 million of business reorganization costs, $1.6 million of employee severance costs and $0.5 million of other one-time charges.
(2) For a reconciliation of net (loss) income to Adjusted EBITDA, see the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.
(3) Approximate daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.

2020 Second Quarter Games Segment Highlights

Games segment revenues were $20.8 million compared to $69.4 million in the second quarter of 2019.
Revenues from gaming operations were $13.9 million compared to $46.0 million in the prior-year period. The year-over-year decline primarily reflects the impact from the extended casino closures during the second quarter of 2020.

•Daily Win per Unit (“DWPU”) was $9.84 in the second quarter of 2020 compared to $32.26 in the prior-year period, primarily reflecting the large number of days that casinos were closed, and the installed units earned no revenue. Relative to the number of casinos that have reopened, the installed base has performed well for the days the units were in use, with an estimated DWPU in excess of $35.00 for active units. This strong relative performance for active units reflects the player popularity of the Company’s latest games as a result of the Company’s investments in design and development of new games and cabinets, capital investments to refresh and upgrade a significant portion of the installed base over the last several years, and growth in premium unit placements.

•The installed base at June 30, 2020 increased by 1,244 units year over year and by 87 units on a quarterly sequential basis to 14,938, which is up 227 units since the beginning of 2020. The installed base includes all units installed in all casinos at June 30, 2020, whether or not the facilities had reopened and whether or not the games were active or inactive.

•The premium portion of the installed base increased by 2,383 units year over year and by 81 units on a quarterly sequential basis to 5,796 units, or up a total of 636 units from December 31, 2019. Premium units represented approximately 39% of the total installed base at quarter-end compared to 25% a year ago. Wide-area progressive (“WAP”) units, a subcategory of premium units, grew by 168 units year over year and by three units on a quarterly sequential basis to 968 units at June 30, 2020.

•Digital (formerly called Interactive) revenue was $1.5 million in the second quarter of 2020 compared to $1.3 million a year ago.

•The New York Lottery systems business generated no revenue in the second quarter of 2020, as no New York VLTs were in operations during the period, compared to revenues of $4.9 million in the prior-year period.

Revenues generated from the sale of gaming units and other related parts and equipment totaled $7.0 million in the second quarter of 2020 compared to $23.4 million in the prior-year period.

•The Company sold 381 units at an average selling price (“ASP”) of $18,044 in the second quarter of 2020 compared with 1,270 units at an ASP of $17,338 in the second quarter of 2019.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2020	2019
	(in millions, unless otherwise noted)
Revenues	$17.9	$60.3

Operating (loss) income (1)	$(10.9)	$22.3

Adjusted EBITDA (2)	$0.3	$29.4

Aggregate dollar amount processed (in millions):
Cash advance	$531.3	$1,878.2
ATM	$1,403.4	$5,328.7
Check warranty	$67.0	$353.0

Number of transactions completed (in millions):
Cash advance	0.9	2.9
ATM	6.3	24.8
Check warranty	0.2	0.9
(1) Operating loss for the three-month period ended June 30, 2020, includes $3.5 million of pre-tax charges, including $1.8 million of business reorganization costs, $1.1 million of employee severance costs and $0.6 million of non-recurring professional fees.
(2) For a reconciliation of net (loss) income to Adjusted EBITDA, see the Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA and to Free Cash Flow at the end of this release.

2020 Second Quarter Financial Technology Solutions Segment Highlights

FinTech revenues were $17.9 million in the second quarter of 2020 compared to $60.3 million in the prior-year period. Revenues from player loyalty products and services totaled $3.0 million compared with $4.9 million in the prior year period.

•Revenues from cash access services, which include ATM, cash advance and check services, were $10.0 million compared to $39.7 million in the second quarter of 2019. In June, relative to the number of casinos that were open and operating, cash access revenues reflected same-store transactional volumes that were on average only moderately below prior-year levels, while continuing to benefit from new customer wins from competitive bid processes and new casino openings and expansions.

During the second quarter, development efforts were maintained on projects supporting cashless and contactless player funding products. These projects included: ongoing support of the Company’s cashless QuikTicket gaming voucher product; development of a white-label mobile wallet app to interface with the QuikTicket voucher; and ongoing development and integration efforts supporting the CashClub Wallet cashless and contactless solution.

•Equipment sales revenues were $3.4 million in the second quarter of 2020 compared to $7.8 million in the second quarter of 2019. Sales of player loyalty and marketing kiosks contributed $0.9 million in the second quarter of 2020 compared with $1.1 million in the prior year period.

•Revenues from information services and other, which includes kiosk maintenance, compliance products, Central Credit, player loyalty and other revenue, were $4.4 million compared to $12.8 million in the second quarter of 2019. There were $2.1 million of revenues from software sales and recurring software license support for the player loyalty and marketing business in the second quarter of 2020 compared with $3.8 million in the prior year period.

Balance Sheet and Liquidity

•At June 30, 2020, the Company had cash and cash equivalents of $257.4 million, with a Net Cash Position of $133.2 million.

•The Company amended its Existing Credit Agreement in April 2020 to provide for changes to certain covenant provisions, including, but not limited to: eliminating the financial maintenance covenant related to senior secured leverage for each of the remaining quarters in 2020; modifying the compliance threshold in each of the quarters thereafter; and making changes that limit the Company’s ability to make certain restricted payments and designate unrestricted subsidiaries (the “Amendment”).

•To further supplement its liquidity position, in April 2020 the Company completed a new $125 million First Lien Term Loan (“Incremental Financing”). The Incremental Financing has a maturity concurrent with the May 2024 maturity date under its existing Senior Secured Credit Facility and an interest rate of LIBOR plus 1050 basis points with a 1% LIBOR floor. After fees, discounts and expenses from the Incremental Financing and the Amendment, the Company received approximately $118 million in net proceeds.

•The Company’s total principal outstanding debt balance as of June 30, 2020 was $1.18 billion.

2020 Outlook

As previously disclosed, due to the COVID-19 pandemic and the ongoing uncertainty regarding its magnitude and duration, Everi has withdrawn the 2020 financial outlook it provided on March 2, 2020.

Despite the existing uncertainty in the current environment, based on current conditions and performance trends, the Company continues to expect to generate positive Adjusted EBITDA in the 2020 third quarter and now expects to return to Free Cash Flow generation in the third quarter, compared to its prior expectation that it would not begin to generate Free Cash Flow until the 2020 fourth quarter.

“As additional casinos across the country continue to reopen and the industry continues its return toward normalized operations, we believe our operational and product development initiatives will support our goal of enhancing shareholder value,” said Rumbolz.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its 2020 second quarter results at 5:00 p.m. ET today. The conference call may be accessed live by phone by dialing (323) 794-2093. A replay of the call will be available beginning at 8:00 p.m. ET today and may be accessed by dialing +1 (412) 317-6671; the PIN number is 3113868. A replay will be available until August 11, 2020. The call will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, and Total Net Debt and Total Net Debt Leverage Ratio, which are not measures of our financial performance or position under United States Generally Accepted Accounting

Principles (“GAAP”). Accordingly, Adjusted EBITDA, and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, basic and diluted earnings per share, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP. Total Net Debt and Total Net Debt Leverage Ratio should be read in conjunction with principal face value of debt outstanding and cash and cash equivalents.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, write-down of assets, litigation accrual, employee severance costs and other expenses, foreign exchange loss, asset acquisition expense, non-recurring professional fees, other one-time charges and the adjustment of certain purchase accounting liabilities. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.

We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.

A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

We define Total Net Debt as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents or $50 million, whichever is smaller. Total Net Debt Leverage Ratio, as used herein, represents Total Net Debt divided by Adjusted EBITDA for the trailing twelve-month period. We present Total Net Debt and Total Net Debt Leverage Ratio as management monitors these items in evaluating our overall liquidity, financial flexibility and leverage, as well as our financial position relative to our credit agreements. Management believes that investors find these useful in evaluating the Company’s overall liquidity.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “designed to,” “in an effort to,” “will provide,” “look forward to,” or “will” and similar expressions to identify forward-looking statements. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future events or performance. Actual results may differ materially from those contemplated in these statements, due to risks and uncertainties. Examples of forward-looking statements include, among others, statements the Company makes regarding its ability to execute on key initiatives and deliver ongoing improvements; regain revenue momentum, generate positive Adjusted EBITDA and Free Cash Flow; and improve the Company’s capital structure; integrate acquisitions and achieve future growth; drive growth of the gaming operations installed base and DWPU; continue expanding the portions of the gaming floor the Company’s games address; and create incremental value for its shareholders.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the impact of the ongoing COVID-19 global pandemic on our business, operations and financial condition, our history of net losses and our ability to generate profits in the future; our substantial leverage and the related covenants that restrict our operations; our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to withstand unanticipated impacts of a pandemic outbreak of uncertain duration; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to maintain our current customers; our ability to compete in the gaming industry; our ability to execute on mergers, acquisitions and/or strategic alliances, including the timing and closing of acquisitions and our ability to integrate and operate such acquisitions consistent with our forecasts; our ability to access the capital markets to raise funds; expectations regarding our existing and future installed base and win per day; expectations regarding development and placement fee arrangements; inaccuracies in underlying operating assumptions; expectations regarding customers’ preferences and demands for future gaming offerings; expectations regarding our product portfolio; the overall growth of the gaming industry, if any; our ability to replace revenue associated with terminated contracts; margin degradation from contract renewals; technological obsolescence; our ability to comply with the Europay, MasterCard and Visa global standard for cards equipped with security chip technology; our ability to introduce new products and services, including third-party licensed content; gaming establishment and patron preferences; our ability to prevent, mitigate or timely recover from cybersecurity breaches, attacks and compromises; the level of our capital expenditures and product development; anticipated sales performance; employee turnover; national and international economic conditions; changes in global market, business and regulatory conditions arising as a result of the COVID-19 global pandemic; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties that we may face; competitive pressures in the gaming and financial technology sectors; the impact of changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; unanticipated expenses or capital needs and those other risks and uncertainties discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 2, 2020 and our Form 10-Q filed today, August 4, 2020. Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and speak only as of the date hereof.

This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2019, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi (NYSE: EVRI) is a leading supplier of imaginative entertainment and trusted technology solutions for the casino, digital, and gaming industry. With a focus on both customers and players, the Company develops entertaining games and gaming machines, gaming systems and services, and is the preeminent and most comprehensive provider of core financial products and services, player loyalty tools and applications, and intelligence and regulatory compliance solutions. Everi’s mission is to provide casino operators with games that facilitate memorable player experiences, offer seamless and secure financial transactions for casinos and their patrons, and deliver software tools and applications to improve casino operations efficiencies and fulfill regulatory compliance requirements. Everi provides these products and services in its effort to help make customers successful. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.

CONTACTS
Investor Relations
Everi Holdings Inc.
William Pfund
VP, Investor Relations
702-676-9513 or william.pfund@everi.com

JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Games revenues
Gaming operations	$13,859	$45,576	$59,545	$89,862
Gaming equipment and systems	6,983	23,412	18,566	46,499
Gaming other	11	391	32	445
Games total revenues	20,853	69,379	78,143	136,806
FinTech revenues
Cash access services	10,034	39,696	47,007	80,528
Equipment	3,404	7,835	9,756	14,863
Information services and other	4,424	12,796	17,118	21,284
FinTech total revenues	17,862	60,327	73,881	116,675
Total revenues	38,715	129,706	152,024	253,481
Costs and expenses
Games cost of revenues
Gaming operations	1,681	3,726	6,226	7,850
Gaming equipment and systems	4,071	13,432	10,895	25,961
Gaming other	456	347	456	347
Games total cost of revenues	6,208	17,505	17,577	34,158
FinTech cost of revenues
Cash access services	511	2,968	4,066	5,665
Equipment	2,014	4,597	5,904	8,927
Information services and other	324	970	1,198	1,928
FinTech total cost of revenues	2,849	8,535	11,168	16,520
Operating expenses	41,603	39,167	80,501	73,815
Research and development	5,193	6,672	13,924	14,203
Depreciation	16,294	15,258	32,537	30,047
Amortization	19,295	17,690	38,619	33,987
Total costs and expenses	91,442	104,827	194,326	202,730
Operating (loss) income	(52,727)	24,879	(42,302)	50,751
Other expenses
Interest expense, net of interest income	19,822	20,433	37,321	40,833
Loss on extinguishment of debt	80	—	7,457	—
Total other expenses	19,902	20,433	44,778	40,833
(Loss) income before income tax	(72,629)	4,446	(87,080)	9,918
Income tax benefit	(4,148)	(1,040)	(5,145)	(1,428)
Net (loss) income	(68,481)	5,486	(81,935)	11,346
Foreign currency translation, net of tax	304	(35)	(1,654)	469
Comprehensive (loss) income	$(68,177)	$5,451	$(83,589)	$11,815

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(Loss) earnings per share
Basic	$(0.80)	$0.08	$(0.97)	$0.16
Diluted	$(0.80)	$0.07	$(0.97)	$0.15
Weighted average common shares outstanding
Basic	85,122	71,477	84,873	70,909
Diluted	85,122	79,158	84,873	77,211

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(81,935)	$11,346
Adjustments to reconcile net (loss) income to cash used in operating activities:
Depreciation	32,537	30,047
Amortization	38,619	33,987
Non-cash lease expense	2,195	2,018
Amortization of financing costs and discounts	1,941	1,789
Loss on sale or disposal of assets	101	1,121
Accretion of contract rights	3,170	4,318
Provision for credit losses	4,981	5,912
Deferred income taxes	(5,392)	(1,748)
Reserve for inventory obsolescence	1,021	670
Write-down of assets	11,033	843
Loss on extinguishment of debt	7,457	—
Stock-based compensation	7,123	4,160
Other non-cash items	456	—
Changes in operating assets and liabilities:
Settlement receivables	35,998	(161,117)
Trade and other receivables	12,202	(16,497)
Inventory	(9,880)	(4,570)
Other assets	1,437	(20,518)
Settlement liabilities	(75,566)	(3,478)
Other liabilities	(25,908)	24,060
Net cash used in operating activities	(38,410)	(87,657)
Cash flows from investing activities
Capital expenditures	(30,134)	(45,683)
Acquisitions, net of cash acquired	(15,000)	(20,000)
Proceeds from sale of property and equipment	86	50
Placement fee agreements	(875)	(11,648)
Net cash used in investing activities	(45,923)	(77,281)
Cash flows from financing activities
Proceeds from secured term loan	125,000	—
Borrowings under revolving credit facility	35,000	—
Repayments of unsecured notes	(89,619)	—
Repayments of credit facility	(13,500)	(17,700)
Fees associated with debt transactions	(11,128)	—
Proceeds from exercise of stock options	2,113	9,450
Treasury stock	(589)	(980)
Net cash provided by (used in) financing activities	47,277	(9,230)
Effect of exchange rates on cash and cash equivalents	(1,732)	714
Cash, cash equivalents and restricted cash
Net decrease for the period	(38,788)	(173,454)
Balance, beginning of the period	296,610	299,181
Balance, end of the period	$257,822	$125,727

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At June 30,	At December 31,	At June 30,
	2020	2019	2019
Cash available
Cash and cash equivalents	$257,430	$289,870	$123,845
Settlement receivables	33,833	70,282	244,183
Settlement liabilities	(158,075)	(234,087)	(331,291)
Net Cash Position	133,188	126,065	36,737

Undrawn revolving credit facility	—	35,000	35,000

Net Cash Available	$133,188	$161,065	$71,737

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA AND TO FREE CASH FLOW
(In thousands)

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
	Games	FinTech	Total	Games	FinTech	Total
Net (loss) income			$(68,481)			$5,486
Income tax benefit			(4,148)			(1,040)
Loss on extinguishment of debt			80			—
Interest expense, net of interest income			19,822			20,433
Operating (loss) income	$(41,848)	$(10,879)	$(52,727)	$2,552	$22,327	$24,879

Plus: depreciation and amortization	30,159	5,430	35,589	28,093	4,855	32,948
EBITDA	$(11,689)	$(5,449)	$(17,138)	$30,645	$27,182	$57,827

Non-cash stock compensation expense	2,402	2,238	4,640	736	1,650	2,386
Accretion of contract rights	1,000	—	1,000	2,197	—	2,197
Write-down of assets	9,232	1,801	11,033	843	—	843
Employee severance costs and other expenses	1,578	1,122	2,700	—	—	—
Non-recurring professional fees	30	582	612	298	519	817
Other one-time charges	456	—	456	—	—	—
Adjusted EBITDA	$3,009	$294	$3,303	$34,719	$29,351	$64,070

Cash paid for interest			(22,101)			(27,079)
Cash paid for capital expenditures			(7,627)			(23,489)
Cash paid for placement fees			(290)			(6,319)
Cash paid for income taxes, net			(26)			(201)
Free Cash Flow			$(26,741)			$6,982
* Rounding may cause variances.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA AND TO FREE CASH FLOW
(In thousands)

	Six Months Ended June 30, 2020			Six Months Ended June 30, 2019
	Games	FinTech	Total	Games	FinTech	Total
Net (loss) income			$(81,935)			$11,346
Income tax benefit			(5,145)			(1,428)
Loss on extinguishment of debt			7,457			—
Interest expense, net of interest income			37,321			40,833
Operating (loss) income	$(47,241)	$4,940	$(42,302)	$5,656	$45,095	$50,751

Plus: depreciation and amortization	60,472	10,684	71,156	55,249	8,785	64,034
EBITDA	$13,231	$15,624	$28,854	$60,905	$53,880	$114,785

Non-cash stock compensation expense	3,688	3,435	7,123	1,293	2,867	4,160
Accretion of contract rights	3,170	—	3,170	4,318	—	4,318
Write-down of assets	9,232	1,801	11,033	843	—	843
Employee severance costs and other expenses	1,578	1,122	2,700	—	—	—
Foreign exchange loss	83	1,199	1,282	—	—	—
Non-recurring professional fees	30	932	962	484	790	1,274
Other one-time charges	456	—	456	—	—	—
Adjusted EBITDA	$31,468	$24,113	$55,580	$67,843	$57,537	$125,380

Cash paid for interest			(32,956)			(39,549)
Cash paid for capital expenditures			(30,134)			(45,683)
Cash paid for placement fees			(875)			(11,648)
Cash refunded (paid) for income taxes, net			52			(293)
Free Cash Flow			$(8,333)			$28,207

* Rounding may cause variances.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CALCULATION OF TOTAL NET DEBT LEVERAGE RATIO
(In thousands, except for ratio)

	Trailing Twelve Months Ended
	June 30, 2020		June 30, 2019
Net (loss) income	$(76,764)		$17,618
Income tax benefit	(4,240)		(9,547)
Loss on extinguishment of debt	7,637		—
Interest expense, net of interest income	74,332		81,405
Operating income	$965		$89,476

Plus: depreciation and amortization	139,257		131,123
EBITDA	$140,222		$220,599

Non-cash stock compensation expense	12,820		7,104
Accretion of contract rights	7,561		8,562
Write-down of assets	11,458		843
Litigation accrual	6,350		—
Employee severance costs and other expenses	2,700		—
Foreign exchange loss	1,282		—
Asset acquisition expense, non-recurring professional fees and other	681		1,682
Other one-time charges	456		—
Adjustment of certain purchase accounting liabilities	(129)		(550)
Adjusted EBITDA	$183,401		$238,240

Principal amount of outstanding debt(1)	$1,180,881		$1,147,207
Less: cash and cash equivalents (2)	50,000		50,000
Total Net Debt	$1,130,881		$1,097,207
Total Net Debt Leverage Ratio	6.2	x	4.6	x
(1)  Principal amount outstanding of senior secured term loan, the senior secured revolving credit facility and senior unsecured notes.
(2) The Company nets the lesser of cash and cash equivalents or $50 million against principal amount of outstanding debt, as provided in the Company's Amended Credit Facility.